Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2015 Results

VANCOUVER—March 3, 2016—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter and full year ended December 31, 2015.

Fourth Quarter Highlights

•	Achieved Core Funds From Operations (“Core FFO”) of $5.9 million, or $0.37 per fully diluted share;

•	Reported Adjusted Funds From Operations (“AFFO”) of $4.5 million, or $0.28 per fully diluted share;

•	Achieved same store net operating income (“NOI”) growth of 12.7% versus the fourth quarter last year;

•	In-place occupancy closed the quarter at 94.8%;

•	Executed approximately 41,000 square feet of new and renewal leases during the quarter, including leases which will commence subsequent to quarter end;

•	Declared a fourth quarter dividend of $0.235 per share paid on January 20, 2016; and

•	Subsequent to quarter end, closed on the internalization of management effective February 1, 2016.

“City Office delivered our strongest quarter yet with impressive growth in net operating income, Core FFO and AFFO,” commented James Farrar, City Office’s Chief Executive Officer. “Throughout 2015, our focus was on building our portfolio of properties and creating long term value by raising rental rates and increasing occupancy with strong tenants. Our fourth quarter same store NOI increased to $7.5 million, a 13% increase over the same quarter in the prior year. Core FFO per share increased to $0.37, a 42% increase over the $0.26 earned for the fourth quarter of 2014. Similarly, AFFO per share increased to $0.28 representing a 22% increase over the fourth quarter of 2014.”

A reconciliation of certain non-GAAP financial measures, including Core FFO, AFFO and NOI, to GAAP net income can be found at the end of this release.

Financial Results for the Fourth Quarter 2015

Core FFO was $5.9 million, or $0.37 per fully diluted share. AFFO was $4.5 million, or $0.28 per fully diluted share. Net loss attributable to the Company for the three months ended December 31, 2015 was $1.6 million, or ($0.12) per share.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2015 contained 3.3 million net rentable square feet and was 94.8% occupied.

City Office’s NOI was $10.9 million on a GAAP basis and $9.8 million on a cash basis during the fourth quarter of 2015. The straight line rent adjustment related to the Dun & Bradstreet Corporation lease at the Company’s Corporate Parkway property was approximately $0.7 million during the period. NOI for the quarter benefited from $385,000 of unspent lease incentives and a lease departure payment for two leases that expired on December 31, 2015. These amounts were included in rental income for the fourth quarter of 2015.

Leasing Activity

During the fourth quarter of 2015, the Company commenced six new leases for 22,000 square feet and one renewal for 6,000 square feet. New leases for 5,000 square feet and early renewals for 8,000 square feet were signed in the fourth quarter which will commence subsequent to quarter end, taking the total leasing activity in the quarter to 41,000 square feet.

New Leasing – During the fourth quarter of 2015, the Company signed 11,000 square feet of new leases with a weighted average lease term of 4.2 years at an average rent per square foot of $21.69 and at an average cost of $4.11 per square foot per year.

Renewal Leasing – The Company signed 8,000 square feet of renewal leases at an average rent per square foot of $14.28 and at an average cost of $5.04 per square foot per year.

Central Fairwinds Earn-Out Liability

As part of the IPO formation transactions, the Central Fairwinds property in downtown Orlando included an earn-out liability linked to achieving future cash flow and leasing milestones triggered at 70%/80%/90% occupancy levels. As a result of the faster than anticipated leasing results, the Company increased the expected value of the earn-out liability by $0.2 million to $5.7 million at December 31, 2015. Also during the quarter, the 80% occupancy and NOI thresholds were achieved and $3.8 million of earn-out consideration will be paid in common stock and operating partnership units during the first quarter of 2016. A corresponding amount will be reduced from the earn-out liability.

Management Internalization

On February 1, 2016, City Office completed the previously announced internalization of the Company’s management as described in the November 2, 2015 press release.

Pursuant to the closing under the agreements, City Office acquired its former external advisor, City Office Real Estate Management Inc., in exchange for an aggregate of 297,321 shares of City Office common stock. Pursuant to the terms of the Stock Purchase Agreement, a further $1 million payment was triggered by the Company achieving a $200 million fully diluted market capitalization based on its closing stock price on March 1, 2016. The Company expects this cash payment will be made to the sellers in March 2016.

In addition to entering into employment agreements with its Chief Executive Officer, Jamie Farrar, its President and Chief Operating Officer, Greg Tylee, and its Chief Financial Officer, Secretary and Treasurer, Tony Maretic, the Company has hired eleven other employees who previously worked for the former external advisor.

Capital Structure

As of December 31, 2015, the Company had total outstanding debt of approximately $344.7 million. 81.4% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 5.8 years.

Dividend

On December 18, 2015, the Company’s board of directors declared a cash dividend of $0.235 per share for the three months ended December 31, 2015. The dividend was paid on January 20, 2016 to stockholders and common unitholders of record as of January 6, 2016.

2016 Outlook

For 2016, the Company expects Core FFO in the range of $1.19 to $1.25 per diluted share. This outlook reflects management’s view of current and future market conditions, including assumptions such as rental rates, occupancy levels, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. This guidance was determined based on incorporating the full year of results for all 14 properties owned at January 1, 2016 as well as the reconciliation items noted below. No acquisitions or divestitures of properties have been included.

Full-year 2016 Guidance:

•	Properties GAAP NOI: $40.0 - $41.0 million

•	General & administrative expenses and base management fee: $3.9 - $4.1 million

•	Interest expense, net: $15.5 - $15. 9 million

•	Core FFO per diluted share: $1.19 to $1.25

•	Straight Line Rent Adjustment: $3.3 - $3.7 million

Material Considerations:

I.	The downtime associated with re-tenanting two material properties has reduced our normalized full year 2016 guidance. St. Lukes Regional Medical Center, Ltd. has leased 147,657 square feet at our Washington Group Plaza property in Boise, Idaho. The prior tenant’s lease expired on December 31, 2015 and St. Luke’s premise is currently being built-out with a scheduled occupancy in Q3 of 2016. Kaiser Foundation Health Plan, Inc. has leased 33,424 square feet at our AmberGlen property in Portland, Oregon. The prior tenant’s lease also expired on December 31, 2015 and Kaiser’s premise is currently being built-out with a scheduled lease commencement date in Q2 of 2016. No rental revenue will be received during the construction period on either of these two leases. As a result, Q1 GAAP NOI is expected in the range of $9.6 million to $9.8 million before building back up in the last half of the year.

II.	Straight-line rent in 2016 is materially impacted by two renewal leases. Dun & Bradstreet executed a 10 year lease extension in June 2015. Terms of the lease provide a rent abatement until August 2016 which results in an overall $1.4 million straight-line rent adjustment in 2016. United Health Care, Inc. completed a seven year lease extension that commences in March 2016. Terms of the lease provide a rent abatement until May 2016 which results in a $1.3 million straight-line rent adjustment.

III.	2016 annual weighted average diluted shares outstanding (inclusive of shares issued for the internalization of management and Central Fairwinds earn-out payment) are assumed to be 16.4 - 16.6 million.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on March 3, 2016.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on March 3, 2016, continuing through 11:59pm Eastern Time on June 3, 2016 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10078515. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

FFO, Core FFO, AFFO and NOI are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. These factors include, but are not limited to, the Company’s ability to source and acquire properties on attractive terms, or at all; the Company’s expectations and forecasts of future leasing activity at its current and future properties, and the Company’s ability to accurately model the income yield, capitalization rate, and other financial metrics used to evaluate its properties. These and other material risks are described in the Company’s Annual Report on 10-K for the year ended December 31, 2014 and any other documents filed by the Company from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	December 31, 2015	December 31, 2014
Assets
Real estate properties, cost
Land	$90,205	$66,204
Buildings and improvements	256,317	132,964
Tenant improvement	35,069	27,773
Furniture, fixtures and equipment	198	198

	381,789	227,139
Accumulated depreciation	(26,909)	(15,311)

	354,880	211,828

Cash and cash equivalents	8,138	34,862
Restricted cash	15,176	11,093
Rents receivable, net	14,382	7,981
Deferred financing costs, net of accumulated amortization	3,393	2,901
Deferred leasing costs, net of accumulated amortization	5,074	2,618
Acquired lease intangibles assets, net	40,990	29,391
Prepaid expenses and other assets	1,567	832

Total Assets	$443,600	$301,506

Liabilities and Equity
Liabilities:
Debt	$344,671	$189,940
Accounts payable and accrued liabilities	8,745	4,080
Deferred rent	2,653	2,212
Tenant rent deposits	2,178	1,862
Acquired lease intangibles liability, net	2,292	606
Dividend distributions payable	3,663	3,571
Earn-out liability	5,678	8,000

Total Liabilities	369,880	210,271

Commitments and Contingencies
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,517,777 and 12,279,110 shares issued and outstanding	125	123
Additional paid-in capital	95,318	91,308
Accumulated deficit	(29,598)	(11,320)

Total Stockholders’ Equity	65,845	80,111
Operating Partnership unitholders’ non-controlling interests	8,550	11,878
Non-controlling interests in properties	(675)	(754)

Total Equity	73,720	91,235

Total Liabilities and Equity	$443,600	$301,506

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental income	$15,171	$9,255	$48,009	$33,236
Expense reimbursement	2,071	1,073	5,808	2,869
Other	301	201	1,235	791

Total Revenues	17,543	10,529	55,052	36,896

Operating Expenses:
Property operating expenses	6,656	4,142	20,420	14,332
Acquisition costs	65	582	2,959	2,133
Stock based compensation	503	424	1,907	1,091
General and administrative	509	493	1,821	1,314
Base management fee	321	271	1,302	682
External advisor acquisition	318	—	492	—
Depreciation and amortization	6,836	4,103	21,624	14,729

Total Operating Expenses	15,208	10,015	50,525	34,281

Operating income	2,335	514	4,527	2,615
Interest Expense:
Contractual interest expense	(3,697)	(2,032)	(10,607)	(7,854)
Amortization of deferred financing costs	(196)	(155)	(746)	(1,443)
Loss on early extinguishment of Predecessor debt	—	—	—	(1,655)

	(3,893)	(2,187)	(11,353)	(10,952)
Change in fair value of earn-out	(241)	—	(841)	(1,048)
Gain on equity investment	—	—	—	4,475

Net loss	(1,799)	(1,673)	(7,667)	(4,910)
Less:
Net (income)/loss attributable to noncontrolling interests in properties	(130)	(73)	(500)	(82)
Net loss/(income) attributable to Predecessor	—	—	—	(1,973)
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	377	447	1,576	1,955

Net loss attributable to stockholders	$(1,552)	$(1,299)	$(6,591)	$(5,010)

Net loss per share:
Basic and diluted	$(0.12)	$(0.14)	$(0.53)	$(0.59)

Weighted average common shares outstanding:
Basic and diluted	$12,518	$9,471	$12,409	$8,476

Dividends/distributions declared per common share and unit	$0.235	$0.235	$0.940	$0.653

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended Dec 31, 2015

Net loss	$(1,799)
Adjustments to net loss:
General and administrative	509
Contractual interest expense	3,697
Amortization of deferred financing costs	196
Depreciation and amortization	6,836
Acquisition costs	65
Stock based compensation	503
Base management fee	321
External advisor acquisition	318
Change in fair value of earn-out	241

Net Operating Income (“NOI”)	$10,887
Net straight line rent adjustment	(1,116)
Net amortization of above and below market leases	20

Portfolio Adjusted Cash NOI	$9,751
Non-controlling interests in properties – share in cash NOI	(324)

Adjusted Cash NOI (CIO share)	$9,427

City Office REIT, Inc.

Reconciliation of Net Income (Loss) to Funds from Operations (“FFO”) Core FFO and Adjusted FFO

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended Dec 31, 2015

Net loss attributable to stockholders	$(1,552)
(+) Depreciation and amortization	6,836
(-) Operating Partnership unitholders’ noncontrolling interest	(377)

4,907
Non-controlling interests in properties:
(-) Share of net loss	130
(-) Share of FFO	(241)

Funds from Operations (“FFO”)	$4,796

(+) Acquisition costs	65
(+) Stock based compensation	503
(+) Change in fair value of earn-out	241
(+) External advisor acquisition	318

Core FFO	$5,923

(-) Net straight line rent adjustment	(1,116)
(+) Net amortization of above and below market leases	(20)
(+) Net amortization of deferred financing costs	191
(-) Net recurring tenant improvement	(221)
(-) Net recurring leasing commissions	(100)
(-) Net recurring capital expenditures	(201)

Adjusted Funds from Operations (“AFFO”)	$4,456

Core FFO per share and common unit	$0.37

AFFO per share and common unit	$0.28

Dividends per share and common unit	$0.235
Core FFO Payout Ratio	63%
AFFO Payout Ratio	84%

Weighted average common stock and common units outstanding	15,916,192

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com